UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14A-101)

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Securities Exchange Act of 1934

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Safeco Today Intro Copy
(this copy links to CEO video, Employee FAQ and press release)

Safeco to be acquired
by Liberty Mutual Group
Safeco and Liberty Mutual announced this morning that they have reached an agreement under which Liberty Mutual will acquire Safeco for $68.25 per share, a transaction totaling $6.2 billion.

"This is a landmark day for our company as West meets East," said Safeco CEO Paula Reynolds. "The Safeco story is one of strength through adaptation. Our people and our products will be afforded unprecedented opportunities as we join forces with Liberty Mutual."

All-employee meeting/telecast today
Washington State Convention Center, Room 4F,
11 a.m. Pacific/2 p.m. Eastern
Paula Reynolds will speak to employees about today's announcement. Please use the 7th and Pike Street entrance
(across from the Cheesecake Factory).
The elevators on the right will take you to the fourth floor.

Responding to media inquiries

We expect that today’s announcement will create a great deal of interest among reporters, bloggers and other media. Safeco policy is that all public comments are routed through Corporate Communications.
It’s important that we speak with one voice, providing clear, accurate information to our policyholders, distribution partners and communities.
If you are contacted by anyone in the media, refer all inquiries to one of the following:
David Monfried: (206) 473-5389 (Office) or (206) 245-4031 (Cell)
Paul Hollie: (206) 473-5745 (Office) or (206) 399-8532 (Cell)
Eric Trott: (206) 473-5444 (Office) or (206) 310-6216 (Cell)

Responding to agent inquiries

If you are contacted by any of our agent partners regarding this topic, please refer them to their Sales professional.

Transcript:

CEO Paula Reynolds’ Video to Safeco Employees
Safeco Today internal news site
April 23, 2008

“You know, sometimes I say that all you have to do is come into work in the morning and something will happen. Life is sort of mysterious. So today, obviously, it’s a very different landscape than it was when everybody left yesterday because this morning we announced the merger of our company with Liberty Mutual in a deal that is valued at $68.25 a share. It's a major transaction. One that has enormous implications for all of us.

“I came in and I found on my desk this piece that was written by H.K. Dent in 1956. He was a great one to write these epistles and hand them out to employees, but the question he asks in this particular piece is, "Am I going with an aggressive, progressive company, and am I doing my best with that company?"  And that’s the question each of us has to ask every day. Over the last number of months, as we saw our performance in terms of actual sales and quality of the business overall improve and yet see nothing in our share price, we did have to ask ourselves if we were doing everything we could do for our company.

“And so after a lot of soul searching with the board of directors and many discussions over a long period of time we made the very difficult decision that it wasn’t right for Safeco to go it alone anymore. We, in fact, needed to join up with a global player, and Liberty Mutual is that player. You’ll hear a lot more about that later today. For those of you who are Seattle-based, there will be a meeting in the convention center today at 11 a.m. Pacific Daylight Time, and for those of you not in Seattle but at your desk or where you can call in, there is both a dial-in number and Webcast of that meeting so you can hear more details.

“It's obviously a historic day for the company and one that all of us have mixed emotions about, but we have to be prepared to be adaptive and agile and change and we need to grow. I think our transaction with Liberty Mutual will give us all of the strengths to have great next chapter with our business.”

Employee FAQ

What exactly happened?
Liberty Mutual Group and Safeco today announced that they have entered into an agreement under which Liberty Mutual will acquire all outstanding shares of common stock of Safeco for $68.25 per share in cash.  The per-share stock price represents a 51 percent premium to the price at which our stock was trading before we made the announcement.

What happens next for Safeco?
Liberty Mutual’s agreement to acquire Safeco is subject to approval by Safeco’s shareholders, as well as customary regulatory approvals and conditions.  Safeco is expected to formally become a part of the Liberty Mutual Group in the third quarter of 2008.

What should we do until then?
It’s business as usual at Safeco. We need to continue serving our customers and working with agents to bring on new ones. We’ll continue executing on our business plan and working toward achieving our goals. And during the next four to six months, the two companies’ senior leadership teams will partner to identify the most effective ways to integrate the two companies.

Does this agreement mean Safeco employees automatically lose their jobs?
No. First, it’s business as usual for the next four to six months. Liberty Mutual recognizes our employees as a key asset.

What happens to us and our offices after the deal closes?
During the approval process employee meetings will be conducted at both organizations, and a transition team will be formed consisting of strategic leadership from Safeco and Liberty Mutual. This team will plan for the organization’s post-closing strategy and operating structure.  We will, as always, inform employees, agents and policyholders of decisions we make as soon as possible.

What will happen to my salary and benefits?
The intent is to maintain a benefits and compensation program at least as favorable, in general, as Safeco’s current benefits and compensation program for the two years following the completion of the transaction. Like Safeco, Liberty Mutual embraces a culture where we treat customers, and each other, with dignity and respect and we remain true to our mission of “helping people live safer, more secure lives.”

What about my bonus?
Bonuses will be paid (at each employee’s target level) shortly after the transaction closes. They’ll be pro-rated based on the time of year the deal closes. For instance, if you are at a 6 percent bonus target and the deal closes Sept. 30, your bonus would be 4.5 percent.

What happens to our equity awards?
Equity awards will fully vest upon change of control as a result of the transaction. Equity awards will be settled in cash at $68.25 per share shortly after Liberty Mutual’s acquisition of Safeco is completed. As we get closer to that date, more information will be available.

Will ‘Safeco’ exist after the deal closes?
Liberty Mutual intends to maintain the Safeco name and brand after the transaction closes, as it has done with other agency-focused companies that it has acquired over the years.

How does Safeco fit into Liberty Mutual’s organization?
The addition of Safeco will double the size of Liberty Mutual Group’s Agency Markets business unit, which is their independent agency organization. Liberty Mutual Agency Markets had revenues of $5.6 billion in 2007.  Combined, the organization will have more than 15,000 independent agencies and will be the fifth-largest property & casualty insurer in the United States.

What will happen to Safeco Field?
It will continue to be called Safeco Field.

We know that you have many more questions that deserve answers. In coming weeks, we will begin regular updates to all employees regarding transition plans. Thank you for your patience.

* * *

FORWARD LOOKING STATEMENTS

This communication, and other statements that Safeco may make, including statements about the benefits of Liberty Mutual's proposed acquisition of Safeco (the "Acquisition"), may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, with respect to Safeco's anticipated financial performance, business prospects and plans, and similar matters.  Forward-looking statements are typically identified by words or phrases such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "forecast," and other words and terms of similar meaning.

Safeco cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Forward-looking statements speak only as of the date they are made, and Safeco assumes no duty to and does not undertake to update forward-looking statements.  Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.  In addition to factors previously disclosed in Safeco's documents filed with or furnished to the Securities and Exchange Commission (the "SEC") and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the introduction, withdrawal, success and timing of business initiatives and strategies; the approval of publicly filed rate adjustments; changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in demand for products or services or in the value of our investment portfolio; the impact of increased competition; the impact of capital improvement projects; the impact of future acquisitions or divestitures; the unfavorable resolution of legal proceedings; the impact, extent and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of governmental agencies relating to Safeco and its business and operations; terrorist activities and international hostilities, which may adversely affect the general economy, financial and capital markets, specific industries and Safeco and its business and operations; the occurrence, geographic areas impacted and severity of earthquakes, hurricanes, tornadoes or other natural disasters; the ability to attract and retain highly talented professionals; the shareholders of Safeco may not approve the Acquisition at the special meeting of Safeco shareholders; Liberty Mutual and Safeco may be unable to obtain governmental and regulatory approvals required for the Acquisition, or required governmental and regulatory approvals may delay the Acquisition or result in the imposition of conditions that could cause the parties to abandon the Acquisition; Liberty Mutual and Safeco may be unable to complete the Acquisition because, among other reasons, conditions to the closing of the Acquisition may not be satisfied or waived; and the outcome of any legal proceedings to the extent initiated against Safeco and others following the announcement of the Acquisition cannot be predicted.

Safeco's Annual Report on Form 10-K and Safeco's subsequent reports filed with the SEC, accessible on the SEC's website at http://www.sec.gov and on Safeco's website at http://www.safeco.com, discuss certain of these factors in more detail and identify additional factors that can affect forward-looking statements.  The information contained on our website is not a part of this communication.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Acquisition, Safeco intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A.  INVESTORS AND SECURITY HOLDERS OF SAFECO ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SAFECO, LIBERTY MUTUAL AND THE ACQUISITION.  The Schedule 14A, the preliminary proxy statement and other relevant materials (when they become available), and any other documents filed by Safeco with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov.  In addition, investors and security holders may obtain free copies of the documents filed with the SEC by directing a written request to: Safeco Corporation, Safeco Plaza, 1001 4th Avenue, Seattle, Washington 98154, Attention:  Investor Relations.

PARTICIPANTS IN THE SOLICITATION

Safeco and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Safeco in connection with the Acquisition.  Information about the executive officers and directors of Safeco and their ownership of Safeco common stock is set forth in the proxy statement for Safeco's 2008 annual meeting of shareholders, which was filed with the SEC on March 25, 2008, but which meeting has been postponed.  Investors and security holders may obtain additional information regarding the direct and indirect interests of Safeco and its executive officers and directors in the Acquisition by reading the Schedule 14A and the preliminary proxy statement regarding the Acquisition when it becomes available.